As filed with the Securities and Exchange Commission on March 19, 2004
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

QUOVADX, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6400 S. Fiddler’s Green Circle, Suite 1000 Englewood, Colorado 80111 (303) 488-2019 (Address , including zip code, of Registrant’s principal executive offices)	85-0373486 (I.R.S. Employer Identification Number)

Amended and Restated 1997 Stock Plan,
Amended and Restated 1999 Employee Stock Purchase Plan,
Amended and Restated 1999 Director Option Plan (collectively, the “Plans”)

Linda K. Wackwitz, Esq.
Executive Vice President and
General Counsel
Quovadx, Inc.
6400 S. Fiddler’s Green Circle, Suite 1000
Englewood, Colorado 80111
(303) 488-2019
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Arthur F. Schneiderman, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Each Class of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $.01 par value, reserved for issuance under the Amended and Restated 1997 Stock Plan	1,224,000	$3.33	$4,075,920	$516.42
Common Stock, $.01 par value, reserved for issuance under the Amended and Restated 1999 Employee Stock Purchase Plan	500,000	$3.33	$1,665,000	$210.96
Common Stock, $.01 par value, reserved for issuance under the Amended and Restated 1999 Director Option Plan	200,000	$3.33	$666,000	$84.38
Total	1,924,000		$6,406,920	$811.76

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Company’s Common Stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Company’s Common Stock.

(2)	Pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, the maximum offering price, per share and in aggregate, and the registration fee, were calculated based upon the last sale price per share of the Company’s Common Stock as reported on the Nasdaq National Market on March 19, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note:

     Quovadx, Inc., a Delaware corporation (the “Company” or “Registrant”), is filing with the United States Securities and Exchange Commission (the “Commission”) this Registration Statement on Form S-8 (“Registration Statement”) to register the following shares of the Company’s Common Stock:

     1. 1,224,000 additional shares of the Company’s Common Stock which have been reserved for issuance under the Company’s Amended and Restated 1997 Stock Plan (the “1997 Stock Plan”), as a result of certain automatic annual increases in the number of authorized shares for issuance under the 1997 Stock Plan;

     2. 500,000 additional shares of the Company’s Common Stock which have been reserved for issuance under the Company’s Amended and Restated 1999 Employee Stock Purchase Plan (the “1999 ESPP Plan”), as a result of certain automatic annual increases in the number of authorized shares for issuance under the 1999 ESPP Plan; and

     3. 200,000 additional shares of the Company’s Common Stock which have been reserved for issuance under the Company’s Amended and Restated 1999 Director Option Plan (the “1999 Director Option Plan”), as a result of certain automatic annual increases in the number of authorized shares for issuance under the 1999 Director Option Plan.

     The current registration of 1,224,000, 500,000, and 200,000 shares of the Company’s Common Stock will increase the number of shares registered under the 1997 Stock Plan, the 1999 ESPP Plan, and the 1999 Director Option Plan to 8,092,414, 2,328,165, and 1,014,083 shares, respectively.

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Commission by the Registrant:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 18, 2004;

•	Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, filed with the Commission on March 18, 2004;

•	The Registrant’s Proxy Statement for the Company’s 2003 annual stockholders meeting filed with the Commission on April 30, 2003; and

•	The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A filed with the Commission on February 1, 2000 and declared effective February 9, 2000 by the Commission, pursuant to Section 12 of the Exchange Act, including any amendment or report filed thereafter for the purpose of updating such description.

     In addition, all documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents or reports.

Item 4. Description of Securities.

     Not applicable (the Registrant’s common stock is registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel.

     The validity of the Registrant’s common stock being registered by this Registration Statement has been passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

Item 6. Indemnification of Directors and Officers.

     Article XIII of the Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the maximum extent and manner permitted under Delaware law. Delaware law provides that directors of a corporation will not be held personally liable for monetary damages for breach of their fiduciary duties as directors, except for breaches of the duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemption or other distributions, and transactions from which a director derives an improper benefit.

     Article VI of the Registrant’s Bylaws provides that it must indemnify its directors and officers and may indemnify its employees and agents to the maximum extent and manner permitted under Delaware law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Article VI of the Registrant’s Bylaws also permit it to obtain insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

     The Registrant has entered into agreements with its directors and officers, in addition to indemnification provided for in its Bylaws. These agreements, among other things, provided that the Registrant will indemnify each of its directors and officers for various expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or arising out of their services as one of its directors or officers, any subsidiaries or any other company or enterprise to which he or she provides services at its request. In addition, the Registrant maintains directors’ and officers’ insurance providing indemnification for its directors and officers. The Registrant believes that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Exhibit
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (as to legality of securities being registered).

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 19th day of March, 2004.

QUOVADX, INC.
By:	/s/ Linda K. Wackwitz
Linda K. Wackwitz
Executive Vice President and General Counsel

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary T. Scherping and Linda K. Wackwitz, jointly and severally, as attorneys-in-fact, each with the power of substitution, for such person in any and all capacities, to sign any and all amendments (including without limitation, post effective amendments) or supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lorine R. Sweeney Lorine R. Sweeney	President and Chief Executive Officer (Principal Executive Officer) and Director	March 19, 2004
/s/ Gary T. Scherping Gary T. Scherping	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2004
/s/ Jeffrey M. Krauss Jeffrey M. Krauss	Chairman of the Board and Director	March 19, 2004
/s/ Fred L. Brown Fred L. Brown	Director	March 19, 2004
/s/ J. Andrew Cowherd J. Andrew Cowherd	Director	March 19, 2004
/s/ James B. Hoover James B. Hoover	Director	March 19, 2004
/s/ Charles J. Roesslein Charles J. Roesslein	Director	March 19, 2004
/s/ James A. Gilbert James A. Gilbert	Director	March 19, 2004

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of securities being registered).

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)